Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call EVENT DATE/TIME: MAY 30, 2013 / 12:00PM GMT
OVERVIEW:
Co. reported 1Q13 consolidated net sales of $1.311b and consolidated adjusted income from continuing operations of $35.5m or $0.61 per diluted share. Expects FY13 consolidated adjusted diluted EPS from continuing operations to be $2.87-3.12 and 2Q13 consolidated diluted EPS from continuing operations to be $0.17-0.27.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director of IR
David Campisi Big Lots, Inc. - President & CEO
Chuck Haubiel Big Lots, Inc. - EVP & Chief Administrative Officer
Tim Johnson Big Lots, Inc. - SVP & CFO

CONFERENCE CALL PARTICIPANTS
Nathan Rich Citigroup - Analyst
Meredith Adler Barclays Capital - Analyst
Joe Feldman Telsey Advisory Group - Analyst
Anthony Chukumba BB&T Capital Markets - Analyst
Joan Storms Wedbush Securities - Analyst
Paul Trussell Deutsche Bank - Analyst
Jon Berg Piper Jaffray & Co. - Analyst
David Mann Johnson Rice & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to today's Big Lots first quarter 2013 conference call. As a reminder, today's conference is being recorded. At this time, I would like to turn the conference over to your host today, Mr. Andy Regrut, Director of Investor Relations. Please go ahead, sir.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, Casey, and thank you, everyone for joining us for our first quarter conference call. With me here today in Columbus are David Campisi, our newly-appointed CEO and President, Chuck Haubiel, Executive Vice President and Chief Administrative Officer, and Tim Johnson, Senior Vice President and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties, and are subject to our Safe Harbor Provisions, as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results from continuing operations. For the first quarter of fiscal 2013, this excludes a non-recurring after-tax charge of $3.2 million, or $0.06 per diluted share, which Chuck will touch on in a moment. Reconciliations of GAAP to non-GAAP adjusted earnings for both this year and last year's results are available in today's press release. Given our annual meeting of shareholders begins at 9.00 AM, our comments will be brief to allow for Q&A to be completed by 8.45. It is now my pleasure to introduce David Campisi.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, Andy, and good morning, everyone. I'm going to spend the next few minutes this morning sharing some of my background and experiences, along with some of my early observations after three weeks on the job here in Columbus. I want to start by telling you how excited I am to be here, and to be part of the Columbus community. Big Lots is a great Company. We have an energized and talented work force, a loyal fan base, and we are a financially strong Company and generate significant amounts of cash to reinvest and return to shareholders each year. I look forward to the opportunity to help the team take this great Company to the next level.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

For those of you not familiar with my background, I'm a merchant. I spent the last 30 years in retail with many well-known companies, including the May Department Stores, Fred Meyer, which is a division of the Kroger Company, Kohl's, the Sports Authority and most recently, a start-up apparel company, Respect Your Universe. I have direct experience in many of the merchandise categories you see in Big Lots today, including general merchandise, home, electronics, apparel, accessories and sporting goods.

Based on my own experience as a consumer, as well as my professional experience over the last 30 years, I understand the potential for our brand and retail strategy. Additionally, consumer trends suggest we will at some point need a strategy for omni-channel presence, as well. Big Lots offers a unique and compelling shopping experience for millions of customers across America. The Company's growth has elevated Big Lots as the closeout retailer, and created value for some of our longer-term shareholders, but that doesn't mean that there isn't work to be done to enhance our consumer appeal, through our merchandising strategy and marketing message.

From my own research and perspective, and from discussions with the Big Lots Board members, and from my interactions with the associates I have met thus far, I have a growing appreciation for the opportunity at hand. My top priority in the coming weeks and months ahead will be to engage with our executive leadership team, our merchants, and our planning groups, and our store operations team, as together, we will travel the stores, and our single focus will be to learn more about the business and our customers' wants and desires, and develop a vision on how best to move BIG forward. Merchandising, marketing and execution, all the way through to the stores are the engine which needs to accelerate in this business, at a much quicker pace, and with a sense of urgency. The team has already identified a handful of initiatives, which are in test mode, and I believe some have potential. Coolers and freezers, store remodels, and the loyalty program, all of which we have heard on prior calls.

I have some level of experience with each of these items. From my Fred Meyer days, I clearly understand of value of consistency in food and consumables. More recently, with my time at Sports Authority, I again clearly understand firsthand how market remodels can create a better customer experience by improving the physical layouts and appearance of our stores. And while I'm studying the tactical details, I believe that these programs have the kind of potential necessary to be important elements in the next phase of our growth. But at the end of the day, I'm a merchant at heart, and future growth and decisions will be focused on the customer. She has to come first, and we are up to the task.

I'm delighted to join Big Lots, and welcome the opportunity to build on the strong franchise the team and the Board created for the benefit of our shareholders. I can assure you that we are moving quickly, and I look forward to updating you on our progress. Now, I would like turn the call over to Chuck.

Chuck Haubiel - Big Lots, Inc. - EVP & Chief Administrative Officer

Thanks, David, and good morning, everyone. Before I provide an update on our progress in real estate, I'd like to discuss a couple of legal items, which probably deserve a mention. First, as Andy referenced in his opening comments, we incurred a nonrecurring accounting charge this past quarter. It related to a customer accident that occurred many, many years ago in one of our stores. The matter has been in dispute in the Texas court system for some time. Although we have every intention of continuing the appeals process, a recent decision made it necessary to record a $3.2 million charge, identified in our press release this morning.

Second, you may have noticed the 8-K we filed last week, providing an update on the SEC and U.S. attorney inquiries detailed in our Form 10-K. In our filing last week, we disclosed the SEC had notified us in writing that they had completed their investigation and will not recommend any enforcement action. In addition, we've also highlighted a similar subject, the U.S. attorney has not requested any additional information from us after our response to the subpoena received late in 2012.

Moving onto current business in real estate. In the U.S., we opened 14 new stores in the first quarter, and closed 4, leaving us with 1,505 stores and total selling square footage of 32.9 million. As we mentioned in our last call, the plan for the full year of fiscal 2013 is to open 50 new stores, close 45, for a net add of five stores.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

From a testing standpoint, there are two items I would like to update you on. First, we reported on our last call, 75 stores in five markets had been selected for a coolers and freezers test. The markets were located across the country, with a variety of consumer demographics represented.

The merchandise in the coolers and freezers is being replenished by a third-party provider and includes convenience items like milk, eggs, cheese, and meat, as well as branded frozen foods including pizzas, dinner entrees, breakfast foods, and ice cream. The goal of the test was to offer an expanded assortment of food-related items in classifications of merchandise, which would position us towards becoming SNAP eligible. SNAP, or Supplemental Nutritional Assistance Programs provide government assistance to economically-challenged households throughout the country. It is reported over 47 million Americans are now enrolled in this SNAP program. We believe this could provide higher traffic to our stores, given today our inability to accept this form of tender, which could be a barrier for entry for customers who would prefer to shop our stores.

All 75 stores are fully merchandised with fresh product, and over the last couple of months, our current customer response has been encouraging. While still early in the test, sales of refrigerated and frozen products have met our expectations, and the categories which were either eliminated or downsized to make room for the new program have had minimal impact on our results. As recently as last week, we began accepting SNAP benefits in our stores, which is designed to encourage customer traffic, which will ultimately determine the success of this test. We will begin to advertise the program locally, highlighting this new form of tender.

The next testing initiative is full market remodels. As we noted on our last call, the first two markets tested last year, Miami, Florida, and the Modesto-Fresno area of California, experienced an encouraging lift in the business from that test, and the trend continued on to the first quarter of 2013. We previously announced our intention to expand the test in 2013 with three additional markets, representing approximately 30 stores. The markets for 2013 are located in Florida, California, and the Tennessee-Virginia area. The work for these stores is planned to occur in phases over the spring and summer, with the first wave having started last month. Similar to last year, the investment per store is expected to be approximately $300,000, and the remodel will address all physical aspects of the store, including new fixtures, floors, ceilings, doors, lighting, and signs. Once again, we will continue to provide updates as the test progresses.

A new test, which we've not spoken about in detail, revolves around an urban store strategy. During the second quarter, we will be taking a group of approximately 20 locations, and reworking the store layout to expand the presence and consistency of product flow of consumables and food. All but one of these stores will have coolers, freezers, and SNAP-qualification, while downsizing other categories which may not be as relevant to a customer located in an urban setting. The process of changing the store is not as extensive as a full market remodel, nor as cost or capital-intensive, however, we believe this type of change can be impactful, and we are anxious to see what's possible with a more tailored merchandise assortment in this type of location.

Moving onto Canada, we opened our first Big Lots store in April. It is located in Orillia, which is in southern Ontario. The store is similar in size, and has the same look and feel of a new Big Lots store in the U.S. The initial customer response has been very strong, and the volume levels we're achieving rival those of some of our most productive Big Lots store openings here, in the last few years. We did not close any locations in Canada during the quarter, so we have 80 stores across the country. We will open one additional Big Lots store in Canada during the summer, and we will test rebranding of a handful of stores in Ontario over the next few weeks. With that, I'll turn the call over to TJ.

Tim Johnson - Big Lots, Inc. - SVP & CFO

Thanks, Chuck, and good morning, everyone. I'm going to briefly cover Q1 adjusted results, and then discuss our guidance for Q2, and the outlook for the full year. Net sales for the consolidated Company for the first quarter of fiscal 2013 were $1.311 billion, an increase of 1.3%, over the $1.294 billion we reported last year. Comparable store sales for the consolidated Company decreased 2.5% for the quarter, which was in line with our initial guidance of a 1% to 3% decline. Adjusted income from continuing operations for the consolidated Company was $35.5 million, or $0.61 per diluted share. Also consistent with our guidance, which was $0.53 to $0.65 per diluted share. This result compares to last year's adjusted income from continuing operations of $44.2 million, or $0.68 per diluted share.

For our U.S. operations, sales were $1.275 billion, an increase of 1% compared to the first quarter of last year. Comparable store sales for U.S. stores open at least 15 months decreased 2.9%. Comp trends experienced a tough start to the quarter as federal income tax refund delays slowed consumer buying. The trends did improve as tax refund activity normalized, however, cool weather conditions, particularly in the latter part of March and throughout much of the month of April, impacted results. Not surprisingly, we did see noticeable differences in performance by region of the country, with markets such as Florida, California, and other warmer weather areas outperforming the balance of Company.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

From a merchandise perspective, we saw strength in our furniture business, which comped up mid-single digits on top of a mid-single increase last year. Upholstery and case goods were the best performers.

Consumables also increased in the low single digits, a result of improved closeout content in chemicals, housekeeping, and paper, while on the food side of the business, our comps were down to last year, as we continued to work towards providing more balance and assortment across classifications.

Electronics and other were down low single digits for the quarter, and our home business was down mid-single digits. In home, we expect near-term trends to remain difficult and promotional to make room for new product. We believe the customer will start to recognize some level of change of inventory content in the early fall timeframe.

As you might expect, the categories with the highest level of weather sensitivity, namely seasonal and hardlines, were the toughest businesses for the quarter. Our seasonal business, which is key to Q1 sales and customer traffic, comped down mid-single digits. Clearly, in warmer weather areas, the results were much different as the customer recognized our quality and content changes compared to last year. However, in markets where temperatures were 10, 20 degrees or more below last year, which was the case in most of the country, customers are either waiting or deferring this type of purchase this year. We are not sure which is the case, but we will have our answer soon enough in Q2.

For the first quarter of fiscal 2013, adjusted operating profit dollars for our U.S. operations was $66.0 million, as our adjusted rate declined to 5.2%, compared to 6.4% last year. As anticipated, our gross margin rate of 39.5% was down 60 basis points, compared to last year, due to higher markdowns and increased promotional activity, and an unfavorable sales mix due to lower comps in the higher-margin seasonal and home categories. Total adjusted expense dollars were $437 million, and the first quarter adjusted expense rate was 34.3%, compared to 33.7% last year. Expense deleverage resulted from growth of certain fixed expenses, such as depreciation and occupancy-related costs, along with higher bonus expense given our close proximity to our operating plan in Q1. Expense performance in our operational areas, such as stores and DCs, was essentially flat as a percent of sales, despite the negative low single digit comps.

Interest expense of our U.S. operations was slightly higher than last year, an outcome of higher debt levels on our credit facility, and our adjusted U.S. tax rate was 38.8%, compared to 37.3% last year.

In total, our U.S. business reported adjusted income from continuing operations of $40.0 million, or $0.69 per diluted share, for the first quarter of fiscal 2013 compared to last year's adjusted income from continuing operations of $0.77 per diluted share. This result was consistent with the better end of our guidance provided to investors in early March.

In Canada, sales were $36.6 million in the first quarter of fiscal 2013, a 13.5% increase compared to the first quarter last year. Comparable store sales increased 13.2%, and the net loss for the quarter was $4.4 million or $0.08 per diluted share. All of these results were in line with our guidance provided to investors in early March.

Moving on to the balance sheet, inventory on a consolidated basis ended the first quarter of fiscal 2013 at $885 million, up 4% to last year, driven by an increase in U.S. store count. Average store inventory levels in U.S. stores were essentially flat to last year.

CapEx for the first quarter of fiscal 2013 totaled $17.3 million compared to $18.3 million last year, and depreciation expense was $27.5 million, an increase of $2.2 million to last year.

Consolidated cash flow, defined as cash from operating less investing activities, for the quarter was $44 million, compared to $108 million last year. The change in cash flow year-over-year was directly attributable to payables leverage. Our LY rate of approximately 50% was unusually high, and was a function of our conversion to new inventory systems, which initially slowed our payables cycle. This year's AP leverage of approximately 40% is more typical.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

We ended the quarter with $72 million of cash and cash equivalents and $137 million of borrowings under our credit facility, compared to $83 million of cash and cash equivalents, and no borrowings under our credit facility, for the same period last year. Our net use of cash and debt over the last 12 months was focused on share repurchase activity, funding our Canadian operations, and repaying borrowings under our credit facility.

As noted in our press release this morning, we've also extended our current $700 million five-year unsecured revolver. The strength of our credit profile and operations, and our strong balance sheet and cash flow generation enabled us to work collaboratively with our existing bank group to extend our credit facility by nearly two years. The facility now covers a five-year period expiring in [May] (Company corrected after the conference call) 2018, provides us lower rates and fees, and maintains the same structure, bank participants, and financial covenants as our previous facility.

Turning to forward guidance for Q2, we expect income from continuing operations in the range of $0.27 to $0.32 per diluted share, compared to $0.42 per diluted share in the second quarter of fiscal 2012. This is based on total U.S. sales in the range of +1% to -1%, and comparable store sales in the range of -2% to -4%. The gross margin rate for the second quarter of fiscal 2013 is expected to be lower than last year's second quarter rate, while our expense rate is expected to increase, driven by higher depreciation and occupancy-related costs.

In Canada, second quarter sales are expected to be in the range of $37 million to $41 million, an increase of 6% to 17%, with comps up in the range of 4% to 14%. This level of performance is expected to result in a net loss in the range of $3 million to $6 million, or $0.05 to $0.10 per diluted share.

For the consolidated Company, income from continuing operations is estimated to be in the range of $0.17 to $0.27 per diluted share, compared to income of $0.36 per diluted share for the second quarter of fiscal 2012. This guidance is based on estimated sales for the consolidated Company in the range of +1% to -1% to last year, for the second quarter of fiscal 2013 and comparable store sales in the range of -2% to -4%.

Our updated outlook for the full year of fiscal 2013 calls for adjusted income from continuing operations for the consolidated Company to be in the range of $2.87 to $3.12 per diluted share. This compares to previous guidance of $3.05 to $3.25 per diluted share, and last year's adjusted results of $2.99 per diluted share.

Our updated outlook is based on an estimated net sales increase for the consolidated company in the range of 1% to 2% for fiscal 2013 and comparable store sales in the range of flat to -1%. We expect this level of financial performance will result in cash flow of approximately $175 million.

For our U.S. operations, we're forecasting adjusted income from continuing operations to be range of $3.00 to $3.20 per diluted share. This update compares to adjusted income from continuing operations of $3.21 per diluted share last year and is based on a total sales increase of 1% to 2% and comparable store sales in the range of flat to -1%.

For our Canadian operations, we expect sales in the range of $175 million to $185 million, resulting in a net loss of $5 million to $8 million or $0.08 to $0.13 per diluted share. This compares to previous guidance of sales of $180 million to $190 million, and a net loss of $0.05 to $0.10 per diluted share. With that, I will turn it back over to Andy.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, TJ. Casey, we would now like to open the lines for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

We'll take our first question from Nathan Rich with Citi.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

Nathan Rich - Citigroup - Analyst

David, welcome, and I appreciate the color that you provided at the beginning of the call. Could you maybe talk to us about how you envision your first 100 days at Big Lots, and how it will look like, and what you are looking for?

David Campisi - Big Lots, Inc. - President & CEO

Absolutely. I actually have somewhat laid out a 100-day plan with the early focus this last three weeks on meeting a lot of our folks in the building here, at many critical levels, including VP level, and directors. And now that I'm pretty much through that, the next 70 days are going to be heavily focused on the merchandising, marketing, and store operations and visiting the stores with very, what I would call, detailed and somewhat intense business overviews with the merchants and the whole team in place in the stores. Once I understand the business much deeper, and understand the issues at hand, and the opportunities, candidly, because that's what really they are, then I will be coming back to you with a very clearly laid-out vision of where I think we need to go. My plans are to develop a deeper focus on the merchandising side, and along with, quite honestly, what Steve laid out as far as making our stores a more exciting place to shop, -- [technical issues]

Nathan Rich - Citigroup - Analyst

TJ, could you talk to us about how you feel about the content of inventories right now, given some of the weakness that you've seen in seasonal, how do you feel about the seasonal aspect of inventories as well?

Tim Johnson - Big Lots, Inc. - SVP & CFO

That's a good question, Nathan. Clearly we had some challenges in the first quarter in terms of the velocity of selling on our Seasonal product. Lawn and garden and summer in particular. And then also, it may not register with everybody, but there are other seasonally-sensitive categories in other parts of the business like freon and air conditioners, fans, sandals, things like that, that are also impacted when weather is a challenge. I think I'd answer it this way, Nathan, in warmer weather areas of the country, we think we've got a pretty good read from the customer that, generally speaking, they liked what we had. So whereas 12 months ago on this call, we would've been talking about some challenges we thought we had in price points and quality, we are not hearing that from the customer today, which is a good sign. The challenge is we may not be able to fully recognize all the benefits of the hard work that the merchants put into doing that, because of some of the challenges in weather.

So I think, from a content standpoint, I don't want to pretend that we've got 100% of these SKUs right, there are SKUs that we certainly need to address. But as we go into the second quarter, it is really going to be about who blinks first, and are we ready to be promotional and move through the inventory, because I can't imagine that we are the only retailer out there that's had impact of weather on their business. So we try to provide for, in our guidance, recognizing where trends are in the month of May, and where they were from Memorial Day weekend, and also looking forward, that we would need to be more aggressive on price to make sure that we exit second quarter at appropriate levels and owning it properly.

Nathan Rich - Citigroup - Analyst

Great, thank you.

Operator

Thank you. We will take our next question from Meredith Adler with Barclays.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

Meredith Adler - Barclays Capital - Analyst

I was wondering if you could maybe just talk a little bit more about what you are seeing with consumer behavior. I don't know if you can comment on what you're seeing so far in the second quarter. When the weather gets to be warmer, do you find that people in New York area or Ohio actually do shop? And is there -- are people staying away from discretionary, or are you seeing that it really is just when people in the stores they are shopping?

Tim Johnson - Big Lots, Inc. - SVP & CFO

Meredith, it is TJ. I think, for the most part in the first quarter, if you think about the March and April combined, to eliminate the Easter shift impact, again in warmer weather areas, we saw good response to most of our discretionary areas. Again, in the opening remarks, we talked about some concerns that we think will live on in categories like home, but for the most part, if you think about seasonal and warmer weather areas, it performed pretty well. If you think about furniture, which is highly discretionary, it performed well pretty much everywhere during the quarter, which was very encouraging for us, given the late start we got on that the selling season, and also given the fact that when the dust settles, there was actually less income tax refund activity year over year in terms of dollars out there to be spent. So I guess, to answer your question, it is a little bit of a mixed bag. We are seeing good performance in certain of our discretionary categories, where we think we're really right for the customer, and warm weather cooperates, and in other areas where we don't feel as comfortable with our assortment, clearly the customer is validating that for us, too.

Meredith Adler - Barclays Capital - Analyst

Then maybe talk a little bit about home and what you see the issues as being and how you fix them?

David Campisi - Big Lots, Inc. - President & CEO

Meredith, this is David. I would tell you that I spent a little bit of time in that business a couple of weeks ago, walking our back-to-school sets. Obviously, it is all about the content, and how you fix it is you get focused on the core parts of your business. And I believe that the soft side of the home, which is where we have had some challenges, candidly, is better.

It still needs to get better, and needs to improve, but we are making progress. That's an area that I know very well. It operates very similar to the apparel business, and it will be a heavy focus for me over the next 90 days. But short-term, I think we have some things in play that will get it more stabilized. And longer-term, we will have a more well thought out strategy.

Meredith Adler - Barclays Capital - Analyst

Does that mean that you look at the back-to-school sets and were somewhat disappointed?

David Campisi - Big Lots, Inc. - President & CEO

No, I was pleased with what I saw versus what we have in the stores today. My comment is just based on, there's still lots of upside to improve, but it is significantly better than what you see in our stores today.

Meredith Adler - Barclays Capital - Analyst

Okay. And I have one final question. Expenses were extremely well-controlled, the stuff that was controllable was controlled. Anything in particular to point out? You paid bonuses, that was good, anything else that you are doing to improve efficiency? And what's the prospects for the next three quarters?

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - SVP & CFO

Meredith, I think it is safe to say, really, expense management is ingrained in the culture, so there are always things that we are doing to try to be more efficient. The first quarter, in particular, the stores and distribution center teams to deliver a rate on the negative comp, is a pretty heroic effort. There is a lot of work that went into that, I'm sure. The challenge that we have and really flowing through more through the expense structure, candidly, is we've got a fixed expense base in certain areas, i.e., we are investing in the business for the long term, so depreciation is rising.

We are opening new stores, and they are doing fairly well. But that's a very fixed expense base, that on a negative comp, you're going to have a very difficult time leveraging. So to your point, things we can control, we feel very comfortable with. It really comes back to, pivoting back to, getting some volume moving into stores to really leverage the work that's been done.

Meredith Adler - Barclays Capital - Analyst

Okay, great. Thank you very much.

Operator

Thank you. We will take our next question from Joe Feldman with Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

I wanted to ask you, can you give an update on the loyalty program, and just where things are at right now? In terms of, I know you've been doing some work on it, and I guess, I'm trying to get a better sense of the stickiness of your customer lately, and trying to drive traffic into the stores, and all that kind of issue?

Tim Johnson - Big Lots, Inc. - SVP & CFO

Yes, Joe, we didn't really touch on it in the opening remarks, the test is still going on. I think when we talked about it last, we had mentioned there were three different programs we were testing against our existing program. We think we have found a winner, and what we're doing now is taking that winner, and then going a step lower, and saying okay, what offers within this program that we've designed drives the best response by different customer type? So you as a core customer will respond likely differently than Andy, who's a hesitator, or someone else who is an infrequent customer. So that's where we are now trying to understand, not just what program works, we think we understand that now, but what types of offers need to happen by different types of customers.

To date, what we've seen in the test program that we've done is that we have found an opportunity to improve sales and improve transactions against our loyalty card base, with this new program, and do it at a lower cost. Meaning the markdowns associated with it are not as rich as the prior program. So that's a good combination to have. That's the best update we have right now. From an infrastructure and particularly from the stores and an IT perspective, we will be ready to go live in the third quarter with the new program.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. That's great. Third quarter, we should look out for that. Then just another, to drill down into Canada a little bit, just, can you give a little more color on trends up there? Obviously a very solid comp, the 13% in your guidance is good, up in Canada. Just more flavor on what you're seeing. Do you ultimately maybe rebrand the Liquidation World stores to Big Lots stores, or is it still too soon to tell?

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

Chuck Haubiel - Big Lots, Inc. - EVP & Chief Administrative Officer

Joe, it's Chuck. A couple things on that, first of all, we just had our first opening of a Big Lots store up there, so it's the first time the brand has been north of the border. We are encouraged on what we see, but I think, if Joe Cooper were in here with us, what he would tell you is, the stores that we have up there do have a different physical plant than what we have down here. A lot of them are smaller. Liquidation World brand is a different business than what a Big Lots does, from a back room profile, and so forth. So I think what you're going to see us do is, we said that we are going to have a handful of rebrandings this year. Those are actually closer to the U.S. border than the Orillia store that we opened, and then obviously, everything we are looking at going forward out there, when we start adding new stores, will have a physical plant that's the same size box, if you will, than what we have down here in the States.

So I think at this point, obviously just getting through the acquisition, getting through moving the merchandise out, introducing the customers to the Big Lots brand, if you will, and also the merchandise categories that are in there now versus what they may have been in the past, is enough of a learning going on that we feel very good about the future. I think ultimately, and obviously, David's been here three weeks, I think ultimately you will see some leases up there that will remain Liquidation World through their term and will close, and then you will see some, obviously everything we open up there new will be Big Lots, but I do think that we've got a brand up there that we are going to run out, rather than putting the capital into kind of freshening them up and/or changing the box size to make them what you would consider to be the typical Big Lots store down here.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. That's great. Thanks for the update, and good luck with this quarter.

Operator

Thank you. We will go to Anthony Chukumba with BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Just had a question on the Q2 guidance. When you look at the first quarter results at the high end of your guidance, and earnings are only down about -- EPS is down only about 10% year over year, midpoint of your guidance for Q2, EPS is down close to 40%, I was just wondering, what's the driver of that? Is it really the fact that the seasonal is just underperforming, and maybe you've got some problems from other categories? Are there other specific factors, weather, et cetera, that might be affecting that? Thank you.

Tim Johnson - Big Lots, Inc. - SVP & CFO

Anthony, it is TJ. There is nothing specific from an expense standpoint that we are really operating or doing differently first quarter to second quarter. Expenses can calendarize differently, but there's nothing from an operational standpoint. We are either introducing as a new program or taking a drastic approach on reductions, so the operational side of what we do will continue. The challenge that we have, again, relates back to what will be the trend here coming out of Memorial Day and the month of May, month of May was tough for us.

Clearly, the last two weeks of May from a weather perspective on Memorial Day was not anything near what it was a year ago. And we are out front and center, really promoting and going after that seasonal, lawn and garden, summer, pools, the type of business, and that was not there. So to answer your question, we do think the trends improve in June and July, but we expect that we will need to be very promotional to make that happen. And again, to make sure that we exit the quarter as clean as we can from an inventory perspective in that seasonal business because by the way, when you come out of second quarter and go into third, there's new seasonal product from other areas that's coming in behind it to support fall, and then later in the third quarter, to support holiday. Seasonal, in particular, has a finite time in the store. This is the longest selling season we have, so we have that working for us, from a lawn and garden and summer perspective, that product can sell into early third quarter, but clearly it will not be at full ticket, it will be a promotional business.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay, that color is very helpful. Thank you.

Operator

Thank you. We will take our next question from Joan Storms with Wedbush.

Joan Storms - Wedbush Securities - Analyst

That was my question, was basically on the second quarter guidance. And so basically that also, besides the promotional activity, also affects the comps as well, I'm assuming, because the comp guidance seemed to be a little bit lower too.

Tim Johnson - Big Lots, Inc. - SVP & CFO

Certainly, Joan. I think where we had plans for selling some of the seasonal businesses, it'll take a little longer [than we will]. That certainly impacts the comp, so we will move through the inventory. We will move through the units. The question is, what's the average item retail going to need to be to make that happen.

Again, it is unfortunate, because I think we really believe, and the customer validated for us in the warmer weather areas, that the assortment is much improved to last year. As evidenced by comps in seasonal in the warmer weather areas. It is just unfortunate that 70% or 80% of the country, it was unseasonably cool in the first quarter and into May. We have to do the right thing and move on seasonal and come out of the quarter clean.

Joan Storms - Wedbush Securities - Analyst

Okay. So basically the majority of the lower annual guidance takes place in the quarter because of that. So the rest of your plans, as far as clearing merchandise that was already planned to bring in new goods, in areas like home and hardlines, et cetera, that's still on track?

Tim Johnson - Big Lots, Inc. - SVP & CFO

That is still part of the forecast, absolutely. What we would never want to do is try to change plans of other areas, just because we had a tough go of it in seasonal. The team in home, the team in furniture and in all areas of our business, they have their own plans, they have their own open to buy, they have their own strategies that they are held accountable to. So yes, we are continuing to move forward in other areas in the business, and not let what's going on with weather and seasonal impact other areas.

Joan Storms - Wedbush Securities - Analyst

Perfect. Thank you very much.

Operator

Thank you. We will go to Paul Trussell with Deutsche Bank.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

Paul Trussell - Deutsche Bank - Analyst

Welcome, David. Question for you, big picture. I know it is early, but could you give us your view on Big Lots' footprint, operating 1,500 stores, if you think that is about the right number? Also, just from a merchandise standpoint, are there some categories that immediately come to mind, that you would want to add or remove? Also just speak to the mix of branded goods versus private label? Thanks.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, Paul. This is David. A couple things, one, I will start with the merchandising question first. These store walks that I plan to do, with each merchant in the building, and we've got 35 buyers, I believe that's the correct number. So there will be 35 separate walk-throughs over a time period. A deep, deep dive into their businesses, and then I will be making those decisions about businesses that we may want to improve and go after that are significant opportunities, and other businesses that may be holding us back, and if there's an exit strategy, there has to be a strategy to offset that exit and a very well thought-out plan.

So it is very early, Paul, for me to comment on any specifics. Obviously, I spent a great amount of time in the stores prior to joining Big Lots, and I have a pretty strong point of view on what I think, I need to validate that. And once I have that validated, we will move forward. As far as the door count, I'm going to let Chuck comment on that. I would tell you that he and I just had a conversation, I think on Tuesday, about our strategy, and there's been some work done in Chuck's world and the real estate world, on what that door count opportunity is in the U.S. operations, so Chuck, you want to take that?

Chuck Haubiel - Big Lots, Inc. - EVP & Chief Administrative Officer

David, you're right. And Paul, remember, once again, we were very opportunistic on our real estate locations, so it is not necessarily identifying a corner, if you will, like some other retailers do, or in putting up a new building. I think that you will or you should think there will be some additional work going forward. Obviously, we do believe it is very healthy to close stores that are not meeting our expectations, and/or that may have an older physical plant. That's one of the reasons this year, you will see in guidance, that we plan to open 50 and close 45, so we will continue to both relocate, when the neighborhood may have moved away from us, if you will, and/or get into the right size box, but I do think, obviously, over the long-range, with the Board's approval and consent, that you should expect there to be continued store growth in the fleet size.

Paul Trussell - Deutsche Bank - Analyst

Thank you. That was helpful. Then just a quick clarification question for Tim. As we think about the full-year guidance, and just clarifying your comments. Is the change in guidance basically reflecting, adjusting Q2 for what you are seeing currently in terms of top line trends? And the second half was more or less kept intact with your prior view?

Tim Johnson - Big Lots, Inc. - SVP & CFO

That's accurate, Paul. So Q2, we tried to reflect the best information we have, really based on the month of May and Memorial Day weekend. Clearly, that lowered our view from where it might have been 30 or 60 days ago. Then secondarily, because of that lower view in second quarter, the only real impact to the back half of the year was a lowered expectation on the ultimate bonus payouts by the time we get to the end of the year. So that lowered expense, obviously, helps the back half of the year, because you put your bonus expense where you expect to make your money. So that was really the only noticeable change to the back half of the year guidance.

Paul Trussell - Deutsche Bank - Analyst

All right, so since the back half is implying kind of a turn back into positive comps, is that still intact, because you feel the pressure that you experienced in the first quarter and in May is more weather and seasonal related?

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - SVP & CFO

The expectation for the back half of the year is that comps will turn positive, based on several different factors. I think, first off, again I will go back to what I mentioned earlier, in certain parts of the country, our business was much better than not. In certain categories where we know we are not totally on our game, or have some of the inventory challenges addressed, we expect that to happen as we move through the second quarter, and into the third. And as David mentioned, although it is not where we ultimately want to be longer-term, you can see in the back-to-school walk-throughs, better content than what you see in the store today.

So when we put all those factors together, and also understand that when we get into the back half of the year, we've got a brand-new seasonal program and christmas trim, where we have a history of being successful. We've got a furniture business that has been very successful year to date, even though the stores and store traffic has been challenged. So there are good things happening in certain categories in our business. Again, it is unfortunate here in the first quarter and early parts of second quarter, it is going to be a tough time for us to get full recognition for that.

Paul Trussell - Deutsche Bank - Analyst

That's helpful. Thank you.

Operator

Thank you. We will take our next question from Peter Keith with Piper Jaffray.

Jon Berg - Piper Jaffray & Co. - Analyst

This is actually Jon Berg on for Peter. Thanks again for taking our questions. I was just curious and maybe a little bit difficult to tell in Q1, just because of the weather, but if some of the advertising changes you've been making, do you think it has had a positive impact on traffic or business trends in general?

Tim Johnson - Big Lots, Inc. - SVP & CFO

Yes, Jon, this is TJ. I think it is way early to make that call, or make that assumption. I think that for a couple different reasons. I think first off, some of the new signage that will go with the program is not even in stores today, and won't be until the back-to-school timeframe. But additionally, if you followed our print, which I know you and Peter do, some of the items and deals that have been focused in print, again, have been more weather sensitive, so it's really difficult to say the tagline or the hook around some of the new marketing and featuring fabulous deals, has had a fair chance to be successful yet. Again, based on some of the items that, all with good intentions, that were selected to be those big feature deals so for the combination of those two reasons, and candidly, allowing David time to get involved in the marketing area of the business, and to put his stamp on it for the balance of the year, I think it is way too early to make the call on are we happy, are we unhappy with where we are?

Jon Berg - Piper Jaffray & Co. - Analyst

Okay, great. Thanks, and then just quickly looking forward now to some of the category performance, and how that might look in the second half. I know you are anticipating going towards positive comps in the second half. What categories do you think are really going to lead that charge going forward?

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - SVP & CFO

I think, when talking with the merchants, and when working through the plans that they have in place, I think you look at some of the bigger categories, Jon. I think the comment I made earlier, we have a consistent history of performing well in christmas trim. I think we have every expectation that will continue this holiday season. I think we have a consistent history of performing in the Furniture business, and albeit not the largest quarters of the year in the Fall season, it's still a meaningfully sized business for us, so I think there will be an expectation that business continues. I know that John and the merchant teams have been very focused on trying to improve the assortment and breadth of assortment and closeout content in consumables and food, and as you will recall, we were not necessarily on top of our game last year in those categories, so clearly the compares are pretty light. I think the one category that we think we've made some content improvement is in the Home area, that's more of a wait and see, Jon, because we really want to see how the customer responds to it. But those are a couple of the major categories anyway, that we would think would perform well, and then maybe a couple that are more of a wait and see how the customer responds.

Jon Berg - Piper Jaffray & Co. - Analyst

Okay, thanks a lot for all the detail and good luck in Q2.

Operator

Thank you. It appears we have time for one more question. We will go to David Mann with Johnson Rice.

David Mann - Johnson Rice & Company - Analyst

Yes, thank you, David, let me add my welcome. David, if you can talk for a moment about how long investors should expect to hear from you about the strategy that you expect to take the Company on? How long do you think it will take you to have a plan to be developed, and how quickly do you think you can start impacting the business?

David Campisi - Big Lots, Inc. - President & CEO

It is a great question, David. I would tell you, today, it would be my hope that when we have our next call, that I have at least a plan that the Board has approved, and my team has bought into. There may be some things that aren't quite complete by then. It is really a work in progress, again, as I get into the nuts and bolts of it, but my plan is to have a vision and a strategy taking off of what Steve left me, and taking it to the next level. That would be, I think, a reasonable timeline. And hopefully, you will be excited, and show a little patience. As you know, the timeline on this business, it is not short, there's long lead times, but I'm excited about what I see, and I will just tell you once again, the people in this building are talented and highly committed, and I know that they are going to work with me, and we are going to make the right decisions to drive the top line in this Company.

David Mann - Johnson Rice & Company - Analyst

In terms of the lead times that you referred to, would you expect to be able to have any impact on the Christmas season and Black Friday, or should we expect most of your impact would really be next year?

David Campisi - Big Lots, Inc. - President & CEO

I would say very little. There will be some things I might be able to touch, but as TJ talked about, the planned businesses, and actually, they are performing very well, other than the weather-related pieces, the furniture business is a planned business. The seasonal business for the back half of the year, your Christmas, has no real weather-related issues with it. Christmas is Christmas. We are very good at it, and I see that as nothing that I need to touch. Hopefully, we can find some really, really great closeouts on the home side of the business and on the hardlines side, with some brands and so on, that might impact the fourth quarter, but I would say certainly be significant impact is going to be in 2014.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice & Company - Analyst

And in terms of closeout penetration just your quick thoughts there, would you look to take that up? Do you think it is okay where it is, or perhaps take it down?

David Campisi - Big Lots, Inc. - President & CEO

Again, hard for me to tell at this point in time, David. But I think there are opportunities in certain areas, and we are excited, we haven't really talked a lot about our food and consumables business, but I think that there are some things on the horizon there that I'm actually very excited about, from a closeout point of view. But again, until I really clearly understand how each of these businesses operate, we have the three outs that I'm sure you've heard these guys talk about, the in and outs, the never outs and the close-outs and it varies by business unit. Once I have a clear understanding of the complexity of that, and hope to help our team simplify it, we will have better execution, and that's really probably how I would leave it at this point.

David Mann - Johnson Rice & Company - Analyst

Thank you, and good luck.

David Campisi - Big Lots, Inc. - President & CEO

Thank you, David.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, everyone.

Operator

Thank you. Ladies and gentlemen, a replay of this call will be available to you within the hour, and will end at 11.59 PM on Thursday, June 13, 2013. You can access the replay by dialing toll-free U.S.A. and Canada 1-888-203-1112, and entering replay passcode number 6565635. International, 719-457-0820, and entering replay passcode 6565635. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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MAY 30, 2013 / 12:00PM, BIG - Q1 2013 Big Lots, Inc. Earnings Conference Call

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